UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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7-Eleven, Inc.

(Name of Registrant as Specified In Its Charter)

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7-Eleven, Inc.

2711 North Haskell Avenue • Box 711 • Dallas, Texas 75221-0711

March 22, 2004

Dear 7-Eleven Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Wednesday, April 21, 2004. The meeting will begin at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center located on the ground floor of our headquarters at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas.

If you are planning to attend the meeting in person, please mark the appropriate space on the enclosed proxy card. We have included a map of Cityplace Center on the back cover of the attached proxy statement. The map shows the entrances to the Cityplace Center parking garage.

This booklet contains the formal Notice of Annual Meeting and the proxy statement. The proxy statement tells you about the proposals being presented to the shareholders at this meeting and provides other important information about the procedures for the meeting.

At this meeting, you will be voting on (i) the election of 10 directors, (ii) the ratification of the appointment of our independent auditors and (iii) approval of the Company’s Annual Performance Incentive Plan.

Our Board of Directors unanimously recommends that you vote FOR each of the persons nominated for election as a director, FOR the ratification of the appointment of our independent auditors and FOR the approval of our Annual Performance Incentive Plan.

We have enclosed a copy of our 2003 Annual Report with your proxy statement and Notice of Annual Meeting. We appreciate your continued interest in 7-Eleven.

Please complete, sign and mail the enclosed proxy card as soon as possible so your vote will be counted at the meeting.

Sincerely,

James W. Keyes
President and Chief Executive Officer and Director

7-Eleven, Inc.

2711 North Haskell Avenue

Dallas, Texas 75204-2906

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 21, 2004

To the Shareholders of 7-Eleven, Inc.:

The Annual Meeting of Shareholders of 7-Eleven, Inc. will be held on Wednesday, April 21, 2004, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, for the following purposes:

1.	To elect 10 directors to serve for the coming year;

2.	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, to be our independent auditors for the year 2004; and

3.	To consider and vote upon a proposal to approve the Company’s Annual Performance Incentive Plan; and

4.	To transact any other business that may properly come before the meeting or any adjournments of the meeting.

Only shareholders of record at the close of business Friday, February 27, 2004, will be entitled to receive notice of, and to vote at, the meeting.

The proxy statement contains further information about each of the matters to be considered.

We invite you to attend the meeting. Whether or not you plan to attend, please date and sign the accompanying proxy card exactly as your name appears on it, indicating your votes by marking the appropriate boxes, and return the proxy card promptly in the enclosed envelope.

By order of the Board of Directors,

Bryan F. Smith, Jr.
Secretary

Dallas, Texas

March 22, 2004

IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK

THE APPROPRIATE BOX ON THE PROXY CARD

7-Eleven, Inc.

2711 North Haskell Avenue

Dallas, Texas 75204

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 21, 2004

Date first sent or given to security holders: March 24, 2004

GENERAL INFORMATION

Solicitation and Revocability of Proxies

Our Board of Directors is soliciting your proxy for the Annual Meeting of Shareholders to be held April 21, 2004, and at any adjournments of the meeting. Our officers, our directors who held office during the last fiscal year, those individuals who have been proposed for election or re-election for this fiscal year, as well as their nominees and associates, have no interest, direct or indirect, in the matters to be voted upon, other than election to office and as specifically disclosed in this proxy statement.

Our Board of Directors requests you to sign and return the proxy promptly, whether or not you plan to attend the meeting. Unless you revoke your proxy or indicate a contrary instruction on the proxy, your properly executed proxy will grant authority to vote, and it will be voted for the election of 10 directors, for ratification of the appointment of the firm of PricewaterhouseCoopers LLP to be our independent auditors for 2004 and for the approval of our Annual Performance Incentive Plan.

You may revoke a previously submitted proxy by giving us written notice at any time before the meeting or by advising the Inspector of Election at the meeting; however, your presence at the meeting will not automatically revoke your proxy. In addition, if you revoke your proxy during the meeting, it will not affect any votes taken before you revoke your proxy. By signing the proxy, you grant discretionary authority to vote upon matters which may properly come before the meeting from the floor or at such a late date as to prohibit additional notice. We are not aware of any matters to be presented other than those described in this proxy statement, except approval of the minutes of the 2003 Annual Meeting of Shareholders.

We bear the cost of soliciting the proxies. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation, at a cost not to exceed $6,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses incurred in forwarding proxies and proxy material to the beneficial owners. Our officers and other employees may also solicit, without additional compensation, by mail, telephone, telegraph or in person.

Shares Outstanding and Voting Rights

Our common stock is our only class of voting securities outstanding. Shareholders of record as of the close of business February 27, 2004, are entitled to notice of, and to vote at, the meeting. At the record date there were 111,977,920 shares of common stock, $.0001 par value, outstanding and entitled to vote. There were 1,640 record holders on the record date. Each outstanding share is entitled to one vote.

With respect to the election of directors, each director must be elected by a plurality of the votes cast by the holders of shares entitled to vote. All other matters to be voted upon must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote.

We do not permit cumulative voting for the election of directors or on any other matter. In addition, your abstention from voting and broker non-votes will be counted toward determining the presence of a quorum but will not be included in determining the number of votes “for” the election of directors and will not be counted “for” or “against” any other item being voted upon.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors has set the number of directors to be elected at this meeting at 10, which shall constitute the entire board of directors. Each director shall be elected to hold office until the next Annual Meeting of Shareholders or his earlier death, removal or resignation, or until his successor is duly elected and qualified.

Although there is currently no agreement that controls the composition of the Board of Directors, the fact that Ito-Yokado Co., Ltd. and its affiliates own more than 70% of our outstanding common stock (see “Security Ownership of Certain Persons,” below) means that Ito-Yokado can control the composition of our Board of Directors. The nominees for election as directors for 2004 have been nominated by resolution adopted by the current Board of Directors.

Meetings and Committees of the Board of Directors

During 2003, our Board of Directors held four regular meetings.

The Board of Directors has an Audit Committee. Mr. Jay W. Chai served as Chairman of the Committee, and Mr. Gary J. Fernandes and Mr. Lewis E. Platt served as members, throughout 2003.

The Audit Committee met eight times during 2003. The functions of the Audit Committee include:

•	Appointing, compensating, evaluating and overseeing our independent auditors;

•	Reviewing with our independent auditors the plan and scope of the audit, its status during the year and any recommendations the independent auditors may have for improving or changing the audit and control environment;

•	Pre-approving any non-audit services our independent auditors perform in accordance with specific procedures adopted by the Committee during 2003; and

•	Reviewing with our internal auditors the plan, scope and results of their audits and investigations;

•	Discussing with management, the independent auditors and our internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

•	Reviewing our accounting principles, policies and practices and our financial reporting policies and practices;

•	Reviewing, prior to publication or filing, our annual audited financial statements, our quarterly earnings releases and the disclosures that are to be included in our reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

•	Undertaking other duties as assigned by the Board of Directors.

The Board has approved an amended charter for the Audit Committee that complies with the new corporate governance rules of the New York Stock Exchange. The charter is included in this proxy statement as Appendix A.

At the end of 1999, the SEC and the NYSE adopted new rules relating to Audit Committees. Under these rules, members of the Committee must be financially literate. As required by these rules, our Board of Directors, exercising its business judgment in interpreting the term “financially literate,” has determined that each member of the Audit Committee is financially literate.

In addition, the current NYSE rules require that at least one member of our Audit Committee have accounting or related financial management expertise, as our Board of Directors interprets this qualification in its business judgment. Our Board of Directors has determined that each member of the Committee has served as either a Chief Executive Officer or a Chief Financial Officer of a large corporate entity with responsibility for financial management and decision-making and therefore has the necessary accounting or related financial management expertise.

The NYSE rules also require members of the Audit Committee to be independent, which the rules define as having no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Our Board of Directors, in the exercise of its business judgment and consistent with NYSE rules, has determined that the members of the Company’s Audit Committee—Messrs. Chai, Fernandes and Platt—meet the NYSE’s standard for independence.

In addition, our Board has determined, in the exercise of its business judgment and consistent with NYSE rules, that Mr. Yoshitami Arai and Mr. R. Randolph Devening are independent from the Company.

In making these determinations, the Board considered the fact that none of these directors had (i) any relationships with the Company of the types set forth in the NYSE’s corporate governance rules nor (ii) any other relationships that in the Board’s judgment would interfere with the director’s independence.

We are required to disclose whether the Board’s Audit Committee includes an “audit committee financial expert.” In the exercise of its business judgment, our Board has determined that Mr. R. Randolph Devening, who is nominated as a director and whom the Board expects to appoint to the Audit Committee immediately following his election, qualifies as an “audit committee financial expert.” In view of Mr. Devening’s anticipated appointment to the Audit Committee, the Board did not make a determination as to whether any of the current members of the Audit Committee may also qualify as an “audit committee financial expert.”

The Audit Committee has adopted specific procedures for pre-approval of non-audit services. Those procedures are set forth in Appendix B. With regard to audit services, the Committee’s pre-approval procedures include reviewing with management and the independent auditors the proposed scope of services, the proposed fees associated with such services and formally approving the engagement letter covering the audit services.

The Board of Directors has a Compensation and Benefits Committee, of which Mr. Platt serves as Chairman. Mr. Platt, Mr. Chai, Mr. Fernandes, and Mr. Yoshitami Arai served on the Committee throughout 2003. 7-Eleven, Inc., is a controlled company as defined by the NYSE’s corporate governance rules and is therefore not required to have a compensation committee comprised solely of independent directors. Nonetheless, each of the members of the Company’s Compensation and Benefits Committee is independent, as determined by the Company’s Board of Directors. The Committee met three times during 2003. For a description of the functions of the Committee see “Compensation of Directors and Executive Officers,” below.

The Board of Directors also has a Nominating, Organization and Corporate Governance Committee, of which Mr. Platt serves as Chairman. Mr. Platt, Mr. Chai and Mr. Fernandes served on the Committee throughout 2003. The Committee met twice during 2003.

A current copy of the charter for the Nominating, Organization and Corporate Governance Committee is available on our website, www.7-eleven.com. 7-Eleven, Inc., is a controlled company as defined by the NYSE’s corporate governance rules and is therefore not required to have a nominating committee comprised solely of independent directors. Nonetheless, each of the members of the Nominating, Organization and Corporate Governance Committee is independent, as determined by the Company’s Board of Directors.

The Committee will consider director candidates recommended by security holders. If security holders wish to recommend a nominee for service on our Board of Directors, they should send a written recommendation to 7-Eleven, Inc., 2711 N. Haskell Ave., Dallas, Texas 75204-2906, Attention: Corporate Secretary.

The Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service.

In evaluating potential candidates for service on the Company’s Board of Directors, the Committee will consider, consistent with its charter, the candidate’s education; range and depth of business experience; availability; potential contributions to the mix of interests, experiences and attributes of the incumbent directors; the existence, or lack thereof, of potential conflicts created by the candidate’s current board memberships or other commitments; the candidate’s ability to satisfy the need for any required expertise on the Board or one of its committees; and such other factors as the Committee may, in its discretion, deem important to successful service as a director of the Company.

The sole nominee who is standing for his first term as director, R. Randolph Devening, was recommended by a third-party search firm. Mr. Devening was also recommended by the Company’s chief executive officer and by certain directors who had an opportunity to meet with him in the weeks preceding the Committee meeting at which his candidacy was recommended and the Board meeting at which his candidacy was approved.

From time to time, the Company pays a fee to one or more third-party consulting firms of the Committee’s choosing who specialize in identifying and evaluating director candidates. These consulting firms identify potential director candidates, verify information about the prospective candidate’s credentials and obtain a preliminary indication of interest and willingness to serve as a board member.

The Board of Directors also has appointed a Special Committee, chaired by Mr. Fernandes, in connection with certain additional licensing arrangements that we are considering in the People’s Republic of China. Messrs. Platt and Chai also serve on the Special Committee. For more information about the Special Committee’s activities during 2003, please see the discussion entitled “Expansion in China” on page 29.

During 2003, attendance by directors at Board and committee meetings averaged more than 95%. All incumbent directors serving in 2003 attended at least 75% of the meetings of the Board and those committees on which they served.

Report of Audit Committee

At their meeting on March 3, 2004, members of our Audit Committee unanimously approved the following report to shareholders:

As members of the Audit Committee of the Board of Directors of 7-Eleven, Inc., we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003.

We have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

We have also considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Jay W. Chai, Chairman

Gary J. Fernandes

Lewis E. Platt

Compensation of Directors

The compensation for members of the Board of Directors has been established by resolution adopted by the Board. The annual fee for a director who is not employed by us, Ito-Yokado Co., Ltd. or Seven-Eleven Japan Co., Ltd. has been set at $30,000 a year, plus $1,000 for attendance at each regular or special meeting of the Board or of any Board committee, including meetings held by means of conference telephone or similar communications equipment. We do not compensate directors for signing any consents in lieu of meetings. The annual fee for a director who is an employee of Ito-Yokado or of Seven-Eleven Japan has been set at $18,000 a year. The Chairmen of the Audit Committee, the Compensation and Benefits Committee and the Nominating, Organization and Corporate Governance Committee each receive an additional fee of $5,000 annually.

During 1998, the Board approved and adopted the Stock Compensation Plan for Non-Employee Directors. Under this plan, a non-employee director can elect to receive all, none or a portion of his director’s fees in shares of our common stock instead of in cash. Shares are valued as of the closing price on the last trading day of the calendar quarter during which the fees were earned and are issued shortly thereafter. Directors who are our employees receive only their compensation as an employee; they receive no directors’ fees for their service on the Board or any Board committee.

During 2003, the Board and our shareholders approved an amendment to the Stock Compensation Plan for Non-Employee Directors. The amendment permits the award of stock options and restricted stock to our independent directors. As of May 1, 2003, the Board issued to each independent director a grant of 6,000 stock options and 2,000 shares of restricted stock. The Board intends to make similar grants annually, but the size of these grants is subject to such future adjustments as the Board may deem appropriate.

Mr. Masaaki Asakura is one of our Senior Vice Presidents and receives compensation from us for his service as one of our directors and officers under an agreement entered into in 1997 concerning his service (see “Proposal 1. Election of Directors—Information About Nominees,” below, for additional details concerning Mr. Asakura’s compensation).

Since 1991, Mr. Timothy N. Ashida has been paid to serve as a liaison with our Board of Directors under an Independent Consultant’s Agreement entered into on July 1, 1991, and amended in 1995. Mr. Ashida receives $11,500 per month for his services under the Agreement, which includes any director’s fees to which he would otherwise be entitled. By its terms, the Agreement with Mr. Ashida will terminate upon his retirement from the Board at the end of his current term of service.

Other Corporate Governance Matters

To communicate with the Audit Committee regarding issues or complaints about questionable accounting, internal accounting controls or auditing matters, you may contact the Audit Committee by writing to “Audit Committee; 7-Eleven, Inc., Location 0200; 2711 N. Haskell Ave.; Dallas, TX 75204-2906.”

To send communications to our Board of Directors or to individual members of our Board, you may write to “Board of Directors, 7-Eleven, Inc., Location 0200; 2711 N. Haskell Ave.; Dallas, TX 75204-2906.”

We do not have a policy requiring our directors to attend our Annual Meeting of Shareholders. Seven of our then-current directors attended last year’s Annual Meeting of Shareholders.

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and other employees. The code will be published on our website, www.7-eleven.com, by April 21, 2004. Until the time the code is published on our website, you may obtain a copy of the code, without charge, by sending a written request to “Corporate Secretary, 7-Eleven, Inc., 2711 N. Haskell Ave., Dallas, TX 75204-2906.” Any amendments to or waivers of the code will be promptly posted at www.7-eleven.com.

PROPOSAL 1. ELECTION OF DIRECTORS

Information About Nominees

As a preliminary matter, we wish to note that two longstanding members of our Board have elected to retire at the end of their current terms of service: Mr. Timothy N. Ashida and Mr. Nobutake Sato. Each has served as a director since 1991.

The following biographical information includes the names, ages and year first elected a director, the principal occupation or employment, as of March 15, 2004, of each person nominated for service on the Board during the ensuing year, including all positions and offices with 7-Eleven, and the principal directorships held by such persons in non-7-Eleven companies. Also included is information about compensation paid to certain of our directors.

Name	Age	Position with 7-Eleven	Year First Elected Director
Toshifumi Suzuki	71	Chairman of the Board and Director	1991
James W. Keyes	48	President and Chief Executive Officer; Director	1997
Yoshitami Arai	72	Director	1991
Masaaki Asakura	61	Senior Vice President; Director	1997
Jay W. Chai	70	Director	1991
R. Randolph Devening	62	Nominee for director	n/a
Gary J. Fernandes	60	Director	1991
Masaaki Kamata	64	Director	1991
Kazuo Otsuka	57	Director	1991
Lewis E. Platt	62	Director	2001

TOSHIFUMI SUZUKI has served as a Director of 7-Eleven, Inc. since March 1991, as Vice Chairman of the Board from 1991 to 2003 and as Chairman of the Board since 2003. Mr. Suzuki has served Ito-Yokado Co., Ltd. as Chairman and CEO since 2003, as President and CEO from 1992 to 2003, as a Director since 1971 and in various other capacities since 1963. Mr. Suzuki has served as a Director of Seven-Eleven Japan Co., Ltd., since 1973, its Chairman of the Board and Chief Executive Officer since October 1992 and in various other capacities since 1965. From 1984 to 2003, Mr. Suzuki served as Statutory Auditor of Robinson’s Japan Co., Ltd. He has served as Chairman of the Board of Daikuma Co., Ltd. from 1985 to 2002, President of Seven-Eleven (Hawaii), Inc. since 1989; Chairman of 7dream.com Co., Ltd. since 2000, Director of IYG Holding Co. since 1990, President and CEO of IYG Holding Co. from 1990 to 2003 and Chairman of the Board of IYG Holding Co. since 2003. From 1993 to 2003, Mr. Suzuki served as President of York Insurance Co., Ltd. In addition, since 2001 Mr. Suzuki has served as Chairman of IY Card Service Co., Ltd.

JAMES W. KEYES was elected Director in April 1997 and has served as our President and Chief Executive Officer since May 2000. From May 1998 to April 2000 he served as our Executive Vice President and Chief Operating Officer. Mr. Keyes also served as our Chief Financial Officer from May 1996 to April 1998 and in various other capacities since 1985.

YOSHITAMI ARAI was elected Director in March 1991. Mr. Arai has been the Chairman of the Board of Systems International Incorporated, a consulting firm for international joint ventures, licensing and investment arrangements, since 1977, and served as its President from 1970 to 1977. He has been Chairman of Catalina Pacific Media L.L.C. since 1996. In addition, Mr. Arai is a Director of Catalina Marketing Japan K.K., Entry Strategies Inc., Industrial Suppliers S.A. and Pacific Media K.K. Mr. Arai is Chairman of JAIC-Shinrai Capital L.L.C. Mr. Arai is a member of the Pacific Basin Economic Council and other international nonprofit organizations. Since 1996, he has served as Senior Advisor to the Welsh Development Agency, a British government organization.

MASAAKI ASAKURA was elected Director in April 1997 and has served as our Senior Vice President since May 1998. He previously served as Vice President from May 1997 to April 1998. Mr. Asakura served as the General Manager and Overseas Liaison, Planning Department, for Seven-Eleven Japan Co., Ltd., from 1995 to 1997 and in various other capacities since 1976.

JAY W. CHAI was elected Director in March 1991. He served as Chairman of the Board and Chief Executive Officer of ITOCHU International Inc. from April 1991 to his retirement in June 2001. Prior to his retirement, Mr. Chai held several other positions with ITOCHU International. He also has served as a Director of ITOCHU International from 1983 to 2001. From 2000 to June 2001, Mr. Chai served as Vice Chairman of ITOCHU Corporation, a Japanese trading company. Mr. Chai served as Executive Vice President of ITOCHU Corporation from 1993 to 2000 and in various other capacities since 1986. Mr. Chai also served as a Director of Isuzu Motors Limited from 1984 to 2002. Since August 2003, Mr. Chai has served as Managing Director of Bricolage Capital LLC.

R. RANDOLPH DEVENING has been nominated to serve as a Director beginning in April 2004. From 1994 until his retirement in 2001, Mr. Devening served as Chairman, President and Chief Executive Officer of Foodbrands America, Inc. From 1989 to 1994, Mr. Devening held the positions of Executive Vice President and Chief Financial Officer and Vice Chairman and Chief Financial Officer and Director of Fleming Companies, Inc. Mr. Devening has served as a director of Penford Corporation since August 2003.

GARY J. FERNANDES was elected Director in April 1991. He has served as a director of webMethods, Inc. since December 2002, Anacomp, Inc. since February 2003, Computer Associates International Inc. since May 2003 and Bank TEC since 2003. From January 2000 to June 2001, Mr. Fernandes served as Chief Executive Officer of GroceryWorks.com, an Internet-based home shopping service. In addition, Mr. Fernandes was a founding partner in Convergent Partners, Ltd., a venture capital partnership, from January to December 1999. Mr. Fernandes has held the positions of Vice Chairman, Senior Vice President and Director of Electronic Data Systems Corporation, an information technology service company, from 1996 to 1998, 1984 to 1996 and 1981 to 1998, respectively. From 1995 to 1998 he served as Chairman of A.T. Kearney, Inc. He is Governor of the Boys and Girls Clubs of America and Director of the Boys and Girls Clubs of Greater Dallas, Inc.

MASAAKI KAMATA was elected Director in March 1991. He has held several positions with Seven-Eleven Japan Co., Ltd., including Director since 1978 and Vice Chairman since 1997. Since 1989 he has served as Director, and since 1992 as President and Chief Executive Officer, of Seven-Eleven (Hawaii), Inc. Mr. Kamata has served as Director of IYG Holding Co. since 1990, Treasurer from 1990 to 2003 and President and Chief Executive Officer since 2003. He has served as Director of IY Card Service Co., Ltd. since 2001 and as Chairman of Union Lease Co., Ltd. since 2001.

KAZUO OTSUKA was elected Director in March 1991. Since 1986 he has served as General Manager, Corporate Development, for Ito-Yokado Co., Ltd. Since 2000, Mr. Otsuka has served as Statutory Auditor of Seven-Eleven Japan Co., Ltd. He has served as a Director and Assistant Secretary of IYG Holding Co. since 1990. Since 2004, Mr. Otsuka has served as a Director of Seven-Eleven (Beijing) Co., Ltd.

LEWIS E. PLATT was elected Director in June 2001. Mr. Platt served as President and Chief Executive Officer of Hewlett-Packard Company from November 1992 to July 1999, and as a Director and Chairman from September 1993 to his retirement in December 1999. Mr. Platt has also served as Chief Executive Officer and as a Director of Kendall-Jackson Wine Estates Limited from January 2000 to June 2001. In 1995, he was appointed by President Clinton to the Advisory Committee on Trade Policy Negotiations. He also serves on the Wharton School Board of Overseers and as a Trustee of the David and Lucille Packard Foundation. In addition, Mr. Platt has served as a Director of The Boeing Company since 1999 and Chairman since December 2003.

Our Board of Directors has recommended each of the nominees presented for election. All nominees are currently members of the Board of Directors. Each nominee has consented to serve as a director if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, proxies may be voted for a substitute nominee. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

The Board of Directors recommends a vote FOR the election of each of the nominees, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. Votes will be tabulated by an inspector of election. An abstention from voting or a broker non-vote will be tabulated as a vote withheld on the election, and will be included in computing the number of shares present for purposes of determining the presence of a quorum for the shareholders’ meeting and whether nominees have received the vote of a majority of the shares present at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

At February 27, 2004, the record date for the Annual Meeting, we were aware of the following beneficial owners of 5% or more (as determined under the applicable SEC rules) of the outstanding shares of our common stock, which is our only class of voting security. As of the record date, 111,977,920 shares of our common stock were issued and outstanding. The following table, however, in accordance with the applicable requirements, includes certain shares which Ito-Yokado and Seven-Eleven Japan have the power to acquire within the next 60 days, but which are not currently outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock, $.0001 par value	IYG Holding Co. 4-1-4, Shibakoen Minato-ku, Tokyo Japan 105	76,124,428 Shares (a)	67.98%
Common Stock, $.0001 par value	Ito-Yokado Co., Ltd. 4-1-4, Shibakoen Minato-ku, Tokyo Japan 105	10,671,274 Shares (b)	8.94% (b)
Common Stock, $.0001 par value	Seven-Eleven Japan Co., Ltd. 4-1-4, Shibakoen Minato-ku, Tokyo Japan 105	10,252,794 Shares (b)	8.61% (b)

(a)	IYG Holding Co. is a Delaware corporation, created specifically for the purpose of purchasing shares of our common stock. IYG Holding Co. is a jointly owned subsidiary of Ito-Yokado Co., Ltd. and Seven-Eleven Japan Co., Ltd. Ito-Yokado owns 51% and Seven-Eleven Japan Co., Ltd. owns 49% of IYG Holding Co.’s outstanding common stock. Ito-Yokado owns 51% of Seven-Eleven Japan’s outstanding common stock. Messrs. Suzuki, Sato, Kamata and Otsuka are officers and directors of IYG Holding Co. (see “Security Ownership of Management” and “Information About Nominees”). They each individually disclaim beneficial ownership of the shares held by IYG Holding Co.

(b)

In addition to their interest in IYG Holding Co., Ito-Yokado directly holds 3,315,859 shares of our common stock, and Seven-Eleven Japan directly holds 3,185,826 shares of our common stock. In addition, as required by the rules and regulations under the Exchange Act, the numbers shown in this table include shares of common stock acquirable by Ito-Yokado (7,355,415 shares) and Seven-Eleven Japan (7,066,968 shares) upon conversion of $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010. We issued these debt securities in November 1995. They are convertible into a total of 14,422,383 shares of our common stock at a conversion price of $20.80 per share. The percentages listed in the table above assume that Ito-Yokado and Seven-Eleven Japan have exercised their conversion rights and thereby increased both their ownership of our common stock and the total number of shares outstanding.

Security Ownership of Management

The following table and the footnotes that follow show the beneficial ownership of our common stock as of March 15, 2004, as required by SEC rules and regulations, by each director and each person nominated for director, by the Chief Executive Officer and our next four most highly compensated executive officers and by all our executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class(a)
Toshifumi Suzuki	204,603	(b)	.18	%(b)
Yoshitami Arai	19,115	(c)	*
Masaaki Asakura	2,000	(d)	*
Timothy N. Ashida	6,000	(e)	*
Jay W. Chai	21,296	(f)	*
R. Randolph Devening	0		0
Gary J. Fernandes	38,797	(g)	*
Masaaki Kamata	26,896	(h)	*
James W. Keyes	871,269	(i)	.77	%(i)
Edward W. Moneypenny	62,906	(j)	*
Kazuo Otsuka	12,135	(k)	*
Lewis E. Platt	23,654	(l)	*
David M. Podeschi	88,701	(m)	*
Gary R. Rose	180,331	(n)	*
Nobutake Sato	26,135	(o)	*
Bryan F. Smith, Jr.	262,304	(p)	*
All executive officers and directors as a group (17 persons) (q)	98,908,687	(q)	77.42	%(q)

*	Rounds to less than one-tenth of one percent

(a)	At March 15, 2004, there were 111,980,320 shares of common stock outstanding. The nature of beneficial ownership of the shares reported, if not direct, is described in this footnote (a) and the footnotes that follow. Included in the numbers of shares shown, as required by the rules and regulations of the Commission, are those shares as to which such persons have or share voting and/or investment power, or with respect to which they have a right to receive such power within 60 days.

(b)	Mr. Suzuki owns 204,603 shares directly, of which 4,603 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Suzuki is Chairman and a Director of IYG Holding Co. See “Security Ownership of Certain Beneficial Owners,” above.

(c)

Mr. Arai owns 13,115 shares directly, of which 7,115 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, and holds options to acquire 6,000 shares pursuant to a grant under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, all of which are currently exercisable.

(d)	Mr. Asakura disclaims beneficial ownership of 2,000 shares held in a brokerage account for his daughter.

(e)	Mr. Ashida owns 6,000 shares directly.

(f)	Mr. Chai owns 15,296 shares directly, all of which were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, and holds options to acquire 6,000 shares pursuant to a grant under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, all of which are currently exercisable.

(g)	Mr. Fernandes owns 32,797 shares directly, of which 24,797 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, and holds options to acquire 6,000 shares pursuant to a grant under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, all of which are currently exercisable.

(h)	Mr. Kamata owns 26,896 shares directly, of which 6,896 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Kamata is President and a Director of IYG Holding Co. and a Director and Executive Vice President of Seven-Eleven Japan. See “Security Ownership of Certain Beneficial Owners,” above.

(i)	Mr. Keyes owns 9,100 shares which are held in his IRA custodial account; 1,235 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan’s administrator, Computershare Investor Services, LLC; 100,000 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 41,134 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his Annual Performance Incentive for 2002 and 2003 and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 1,587,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 719,800 are currently exercisable (see “Compensation of Directors and Officers - Executive Officers’ Compensation,” below).

(j)	Mr. Moneypenny owns 9,183 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 17,723 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his Annual Performance Incentive for 2002 and 2003 and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 185,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 36,000 are currently exercisable (see “Compensation of Directors and Officers - Executive Officers’ Compensation,” below).

(k)	Mr. Otsuka owns 12,135 shares directly, of which 6,135 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Otsuka is Assistant Secretary of IYG Holding Co. and General Manager, Corporate Development, of Ito-Yokado. See “Security Ownership of Certain Beneficial Owners,” above.

(l)	Mr. Platt and his wife share voting power with respect to 2,000 shares held in a brokerage account. In addition, Mr. Platt holds 15,654 shares acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, and holds options to acquire 6,000 shares pursuant to a grant under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, all of which are currently exercisable.

(m)	Mr. Podeschi owns 500 shares directly, 10,000 shares of restricted stock granted to him by the Board during 2003 under the 1995 Stock Incentive Plan, 2,313 restricted stock units, each convertible into a share of the Company’s common stock on the first day of the month following his retirement, paid as a portion of his 2003 Annual Performance Incentive and granted pursuant to the 1995 Stock Incentive Plan, and holds options to acquire 208,480 shares pursuant to options granted under the 1995 Stock Incentive Plan, of which 75,888 are currently exercisable (see “Compensation of Directors and Officers – Executive Officers’ Compensation, below).

(n)	Mr. Rose owns 200 shares directly, 1,235 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan’s administrator, Computershare Investor Services, LLC; 10,000 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 15,526 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his Annual Performance Incentive for 2002 and 2003 and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 410,896 shares pursuant to options granted under 1995 Stock Incentive Plan, of which 153,370 are currently exercisable (see “Compensation of Directors and Officers—Executive Officers’ Compensation,” below).

(o)

Mr. Sato owns 26,135 shares directly, of which 6,135 shares were acquired under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors. Additionally, Mr. Sato is Chief Financial Officer and a

Director of IYG Holding Co. and Chief Financial Officer of Ito-Yokado. See “Security Ownership of Certain Beneficial Owners,” above.

(p)	Mr. Smith owns 50 shares directly; 1,235 shares purchased under the 7-Eleven, Inc. Employee Stock Purchase Plan and held on his behalf by the plan’s administrator, Computershare Investor Services, LLC; 10,000 shares of restricted stock granted to him by the Board during 2002 under the 1995 Stock Incentive Plan; 16,348 restricted stock units, each convertible into a share of the Company’s common stock following his retirement, paid as a portion of his Annual Performance Incentive for 2002 and 2003 and granted pursuant to the 1995 Stock Incentive Plan; and holds options to acquire 508,304 shares pursuant to options granted under the 1995 Stock Incentive Plan, 234,671 of which are currently exercisable (see “Compensation of Directors and Officers - Executive Officers’ Compensation,” below).

(q)	The total shares shown are as follows: 509,619 shares owned by executive officers and directors directly or with family members; 1,233,529 shares pursuant to options currently exercisable by six current executive officers under the 1995 Stock Incentive Plan; 93,044 restricted stock units, each convertible into one share following the executive officer’s retirement, held by five executive officers; 24,000 shares pursuant to options currently exercisable by four independent directors under the 7-Eleven, Inc. Stock Compensation Plan for Non-Employee Directors, 76,124,428 shares held by IYG Holding Co., 3,315,859 shares held by Ito-Yokado and 3,185,825 shares held by Seven-Eleven Japan, and 14,422,383 shares acquirable by Ito-Yokado and Seven-Eleven Japan upon conversion of the convertible debt securities we issued in 1995, as described on page 28. In addition, eight of the listed non-employee directors who participate in the Stock Compensation Plan for Non-Employee Directors will receive additional shares after April 1, 2004, but the exact number cannot be determined to after the close of business on March 31, 2004. Therefore, these acquirable shares are not included in this table. Also, the Board may decide to award a grant of restricted stock and stock options to each of our independent directors within the next 60 days, but the Board has not approved these awards yet and the exact number cannot be determined until the Board approves the awards. Messrs. Suzuki, Sato, Kamata and Otsuka are directors and officers of IYG Holding Co., and, in addition to Mr. Asakura, are directors and/or officers of Ito-Yokado and Seven-Eleven Japan, but all of these directors disclaim beneficial ownership of any shares held, or to be acquired, by IYG Holding Co., Ito-Yokado and Seven-Eleven Japan.

Section 16(a) Reporting

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We believe that during the fiscal year ended December 31, 2003, our executive officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements. In making this statement, we have relied upon the written representations of our directors and executive officers.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to be our independent auditors for 2004. Although the Audit Committee is responsible for the appointment, compensation, retention, oversight and termination of our independent auditors, we are requesting, as a matter of good corporate governance, that our shareholders ratify the appointment of PricewaterhouseCoopers as our independent auditors for 2004. We expect that our shareholders will approve this proposal, but if the proposal is not approved, the Audit Committee will revisit the decision to appoint PricewaterhouseCoopers as our independent auditors for 2004.

The services provided to us by PricewaterhouseCoopers in 2004 will include, in addition to performing our audit, audits of certain domestic and foreign subsidiaries and related companies and those of various employee benefit plans; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC and consultation on accounting, financial reporting, tax and related matters.

PricewaterhouseCoopers, a nationally known firm, has no direct or indirect interest in our company. The firm of Coopers & Lybrand L.L.P., predecessor to PricewaterhouseCoopers, was originally appointed as our independent auditors in 1992.

Representatives of PricewaterhouseCoopers will be at the meeting, will have an opportunity to make a statement, and will be available to respond to questions.

The following table summarizes the fees that PricewaterhouseCoopers has charged us for the listed services during 2002 and 2003:

Type	2002	2003	Description
Audit Fees	$1,275,100	$1,338,800	2002 and 2003: Services in connection with the audit of our annual financial statements and the review of our financial statements included in our reports on 10-Q, as well as the audit of our wholly owned subsidiary, Cityplace Center East Corporation
Audit-Related Fees	424,290	359,092

2002: Audit of our benefit plan, post-implementation controls review of financial system upgrade, consultation regarding compliance with the Sarbanes-Oxley Act and accounting research and consultation.

2003: Audit of our benefit plan, due diligence relating to possible acquisition, consultation regarding compliance with the Sarbanes-Oxley Act and accounting research and consultation.

Tax Fees	131,000	0	2002: Tax depreciation study and cost segregation analysis
All Other Fees	0	0	n/a

In May 2003, the SEC’s final rule regarding audit committee approval of services to be performed by a company’s independent auditors became effective. During 2003, there were no fees charged by or paid to PricewaterhouseCoopers under a de minimis exception to the SEC’s final rule that waives pre-approval for certain non-audit services.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to be our independent auditors, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. Votes will be tabulated by an inspector of election. An abstention from voting and broker non-votes will be included in computing the number of shares present for purposes of determining the presence of a quorum for the shareholders meeting and whether the affirmative vote of a majority of the shares present at the meeting has been received, but will not be counted as a vote either “for” or “against” ratification.

PROPOSAL 3: APPROVAL OF ANNUAL PERFORMANCE INCENTIVE PLAN

In January 2004, the Board of Directors, upon the recommendation of the Compensation and Benefits Committee, unanimously approved and adopted the Annual Performance Incentive Plan (the “API Plan”) to govern the award and payment of annual performance incentives to certain of 7-Eleven’s executive officers and directed that the API Plan be submitted to 7-Eleven’s shareholders for approval. A plan similar in design to the API Plan has been in place for the Company’s management employees for more than 10 years. The Company is seeking shareholder approval of the API Plan so that future payments under the API Plan will be fully deductible by 7-Eleven for federal income tax purposes.

The Board of Directors recommends a vote “FOR” the approval of the API Plan.

The purpose of the API Plan is to enhance 7-Eleven’s ability to attract and retain highly qualified executives and to provide additional financial incentives to those executives to promote 7-Eleven’s success. The API Plan is also intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

The Board believes that it is in the best interests of 7-Eleven and its shareholders to ensure that annual performance incentives to be paid to its executive officers are fully deductible by 7-Eleven for federal income tax purposes. Accordingly, 7-Eleven has structured the API Plan to satisfy the requirements of Section 162(m) for “performance-based” compensation. Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” (see the “Executive Compensation — Summary Compensation Table” below) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s shareholders. The Board also believes that the API Plan serves 7-Eleven’s interests by focusing management’s attention on the achievement of those goals determined to be strategically and operationally important for 7-Eleven.

If the API Plan is not approved by the Company’s shareholders, it is currently contemplated that any Annual Performance Incentives for fiscal 2004 and subsequent years for executive officers will continue to be part of such officers’ total compensation packages (as has been the case for more than 10 years), but that such Annual Performance Incentives would not be deductible under Section 162(m) to the extent that (when combined with other non-exempt compensation) they exceed the $1 million limit. Approval of the API Plan requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Summary Description of the API Plan

The following is a brief summary of the material features of the API Plan. The full text of the plan document is attached as Appendix C.

Administration and Operation

The API Plan will be administered by the Board’s Compensation and Benefits Committee, which by its charters is required to be comprised of at least two “outside” directors (within the meaning of Section 162(m)). The Compensation and Benefits Committee will have complete and absolute authority to make any and all decisions regarding the administration of the API Plan, including interpreting the terms and provisions of the API Plan and establishing, adjusting, paying or declining to pay Annual Performance Incentives under the API Plan.

Eligible Executives

Participation in the API Plan will be limited to “Eligible Executives,” which is defined as the Chief Executive Officer and any other executive officer of 7-Eleven designated by the Compensation and Benefits Committee. No non-employee director or non-executive officer employee will be entitled to participate in, or otherwise receive benefits under, the API Plan. Currently, there are six executive officers of 7-Eleven, including the Chief Executive Officer.

Performance Goal

The API Plan specifies that the performance goal upon which payment of any Annual Performance Incentive is based will be Incentive Earnings (defined as the Company’s net earnings before (i) unusual items, net of taxes; (ii) cumulative accounting changes and associated expenses, net of taxes; and (iii) the expenses associated with payment of any quarterly or annual cash incentive provided to any employee of the Company) or, if the Compensation and Benefits Committee so determines, one or more of the following measures: (i) net earnings; (ii) earnings per fully diluted share; (iii) core earnings (defined as net earnings excluding unusual items, cumulative accounting changes and discontinued operations); (iv) return on equity or (v) total shareholder return.

Establishment of Target Annual Performance Incentives

Within 90 days after the end of each fiscal year, the Compensation and Benefits Committee will designate those Eligible Executives who are to be participants in the API Plan for that year and will specify the terms and conditions for the determination and payment of an “Annual Performance Incentive” to each of those participants. The maximum Annual Performance Incentive that may be payable to any Eligible Executive for any fiscal year will be $2 million. The Compensation and Benefits Committee may condition the payment of an Annual Performance Incentive upon the satisfaction of such objective or subjective standards that the Compensation and Benefits Committee determines to be appropriate. The API Plan contains special provisions for designating additional Eligible Executives for participation in the API Plan after such 90-day period and determining the amount of their maximum Annual Performance Incentives.

Committee Certification and Determination of Annual Performance Incentives

As soon as practicable after the end of each fiscal year, the Compensation and Benefits Committee will certify in writing whether the stated performance goal has been met and will determine the amount of the Annual Performance Incentive to be paid to each API Plan participant. In determining that amount, the Compensation and Benefits Committee will consider the target Annual Performance

Incentives established at the beginning of the year, the degree to which the established standards were satisfied and any other factors it deems appropriate and may reduce the amount of, or eliminate altogether, any Annual Performance Incentive that would otherwise be payable.

Payment of Annual Performance Incentives

Following the Compensation and Benefits Committee’s determination of the Annual Performance Incentives to be paid, those Annual Performance Incentives will be paid in cash (subject to any election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Annual Performance Incentive or the payment of all or a portion of his or her Annual Performance Incentive in some form other than cash or any requirement imposed by the Compensation and Benefits Committee for an Eligible Employee to receive a portion of the Annual Performance Incentive in stock, stock units or other stock-based award).

Duration and Amendment

If the API Plan is approved by the shareholders, it will be effective for fiscal 2004 (the current fiscal year of the Company, which commenced on January 1, 2004) and will continue in effect until the fifth anniversary of the date of such approval. The Board, however, may suspend or terminate the API Plan at any time. In addition, the Board may amend the API Plan from time to time as it deems advisable, except that, without the approval of the shareholders, the Board may not amend the API Plan to (a) increase the maximum amount of Annual Performance Incentive that may be paid or otherwise materially increase the benefits accruing to any Eligible Executive under the API Plan, (b) materially modify the eligibility requirements for participation in the API Plan or (c) change the material terms of the stated performance goal.

Federal Income Tax Consequences

The following is a brief description of the material U.S. federal income tax consequences associated with payments under the API Plan. It is based on existing U.S. laws and regulations, and there can be no assurances that those laws and regulations will not change in the future.

Under present federal income tax law, an API Plan participant will be taxed at ordinary income rates on the cash portion of the Annual Performance Incentive in the year in which such cash was received. If a participant elects to defer a portion of the bonus or if a participant elects (or the Compensation and Benefits Committee requires the participant) to receive it in some form other than cash, the participant may be entitled to defer the recognition of income. Generally, and subject to the provisions of Section 162(m), 7-Eleven will receive a federal income tax deduction corresponding to the amount of income recognized by the API Plan participants.

New Plan Benefits

The Annual Performance Incentives, if any, that will be paid to API Plan participants for any fiscal year are subject to the discretion of the Compensation and Benefits Committee and, therefore, are not determinable at this time.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers’ Compensation

The functions of our Compensation and Benefits Committee include:

•	Determining, after consultation with the Board (1) the compensation of the chief executive officer and (2) upon the recommendation of the chief executive officer, the compensation of the Company’s other executive officers;

•	Administering and taking all action required or permitted to be taken by the Board under any Company stock-based incentive plans (including the approval of management recommendations for grants of options under any such plans and determination of the appropriate grants for the Company’s chief executive officer);

•	Reviewing and making recommendations to the Board regarding the Company’s planning for management succession and advancement;

•	Reviewing the compensation of members of the Board for service both on the full Board and any committees thereof, and recommending to the Board any changes to compensation of Board members;

•	Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of the Company’s compensation (including salary and bonus), incentives (both current and long-term), benefits (including Profit Sharing, group health coverage, disability coverage and life insurance benefits, and use of Company stock in option, bonus, or appreciation arrangements), and other perquisites; and

•	Undertaking such other functions as are assigned to the Committee by the Board.

Our executive officers, as well as all other management personnel, receive annual compensation consisting of (1) base salary and (2) variable pay under our Annual Performance Incentive plan. The amount paid under our Annual Performance Incentive plan is based upon the employee’s or officer’s base salary, pay grade and the achievement of certain pre-established performance criteria each year, as more fully described in the Report of the Compensation and Benefits Committee, pages 23 to 26.

The following table shows the compensation paid or earned during 2003 by our Chief Executive Officer and our next four most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation				Awards	Payouts
Name and Principal Position in 2003	Year	Salary ($)	Bonus ($)(i)	Other Annual Compensation($)(ii)	Restricted Stock Awards($)	Options/ SARs(#)	LTIP Payouts($)	All Other Compensation($)(iii)

James W. Keyes Director; President and Chief Executive Officer	2003 2002 2001	645,000 546,250 468,750	653,062 666,188 143,464	N/A N/A N/A	-0- 912,000 -0-	250,000 271,000 200,000	-0- -0- -0-	18,500 12,076 14,148

Edward W. Moneypenny Senior Vice President and Chief Financial Officer (iv)	2003 2002	393,750 343,750	265,781 292,188	N/A	-0- 104,200	80,000 50,000	-0- -0-	5,297 1,215

Bryan F. Smith, Jr. Executive Vice President, General Counsel and Secretary	2003 2002 2001	354,000 327,000 293,875	238,950 271,575 67,464	N/A N/A N/A	-0- 91,200 -0-	84,000 90,000 40,000	-0- -0- -0-	17,591 13,259 13,362

Gary R. Rose Executive Vice President, Operations	2003 2002 2001	352,125 306,375 276,666	237,684 254,362 63,500	N/A N/A N/A	-0- 91,200 -0-	84,000 84,000 40,000	-0- -0- -0-	17,537 12,854 12,321

David M. Podeschi Senior Vice President, Merchandising (v)	2003 2002 2001	246,208 203,375 196,250	149,572 148,782 37,032	N/A N/A N/A	115,000 -0- -0-	70,000 30,000 10,000	-0- -0- -0-	17,137 10,444 11,816

(i) For each of the named executive officers, one-quarter of the amount listed in the “Bonus” column above was paid in restricted stock units, each convertible to one share of the Company’s common stock on the first of the month following the officer’s retirement. See “Report of the Compensation Committee on Executive Compensation,” below.

(ii) No “Other Annual Compensation” is shown because the total amounts paid for perquisites in 2001, 2002 and 2003 to the five named executive officers did not exceed the lesser of $50,000 or 10% of the named executive officer’s salary and bonus for such years.

(iii) The amounts shown for 2003 include (a) the amount of any Company contribution to the executive officer’s account in the 7-Eleven, Inc. Employees’ Savings and Profit Sharing Plan (the “Savings and Profit Sharing Plan”), a Section 401(k) defined contribution plan with more than 20,000 participants, which for 2003 was as follows: $5,461 for Messrs. Keyes, Smith, Rose and Podeschi and $3,781 for Mr. Moneypenny; (b) the amount of any contribution to the executive officer’s account under the Company’s Supplemental Executive Retirement Plan, which for 2003 was as follows: $10,867 for Messrs. Keyes, Smith, Rose and Podeschi and $301 for Mr. Moneypenny; and (c) for each executive officer, the full premiums paid for basic term life insurance under our group plan for all employees, which for 2003 were as follows: $2,171 for Mr. Keyes, $1,215 for Mr. Moneypenny, $1,262 for Mr. Smith; $1,209 for Mr. Rose and $808 for Mr. Podeschi.

(iv) Mr. Moneypenny joined the Company as of January 21, 2002.

(v) Mr. Podeschi was appointed Senior Vice President, Merchandising, as of February 16, 2003.

Option/SAR Grants in 2003 Fiscal Year

In 1995 our Board of Directors unanimously approved the adoption of the 1995 Stock Incentive Plan, which was approved by our shareholders in 1996. Pursuant to the Stock Incentive Plan, during 2003 the Compensation and Benefits Committee approved approximately 100 awards of nonqualified stock options and the full Board approved grants to each of the named executive officers. In the aggregate, these grants permit participants to purchase a total of 1,498,400 shares of our common stock. The options include a standard vesting period of five years.

The following table provides information on the number of options granted during 2003, the exercise price and expiration date of the options and our calculation of the options’ present value as of the date of grant.

Option Grants in 2003 Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)(i)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	Grant date present value $(ii)

James W. Keyes	250,000	16.7%	$6.88	03-07-13	$1,030,000

Edward W. Moneypenny	80,000	5.3%	$6.88	03-07-13	$329,600

Bryan F. Smith, Jr.	84,000	5.6%	$6.88	03-07-13	$346,080

Gary R. Rose	84,000	5.6%	$6.88	03-07-13	$346,080

David M. Podeschi	70,000	4.7%	$6.88	03-07-13	$288,400

(i)	The options granted during 2003 vest ratably on each of the first through fifth anniversaries of the grant date.

(ii)	We calculated grant date present values using the Black-Scholes pricing model. For these grants, we employed the following assumptions: (a) expected volatility of 44.10%, determined using monthly data averaged over a 36-month period preceding the grant date; (b) risk-free rate of return of 3.63%, equal to the rate on a U.S. Treasury Strip with a term equal to 10 years; (c) dividend yield of 0.00%, determined using monthly data averaged over a 36-month period preceding the date of the grant; and (d) expected option term of 10.0 years. We did not apply a discount for nontransferability for any of the grants.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

The following table provides information on the number of options outstanding under the 1995 Stock Incentive Plan, as well as the value of unexercised options, both exercisable and unexercisable, under the plan.

AGGREGATED OPTION/SAR EXERCISES IN 2003 FISCAL YEAR

AND 2003 YEAR-END OPTION/SAR VALUES

	Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options/ SARs at Fiscal Year End (#)		Value of Unexercised In-the- Money Options/SARs at Fiscal Year-End($)(iii)
Name			Exercisable(i)	Unexercisable(ii)	Exercisable(iv)	Unexercisable
James W. Keyes	—	—	669,800	747,200	$1,953,926	$4,503,904
Edward W. Moneypenny	—	—	10,000	120,000	56,300	733,600
Bryan F. Smith, Jr.	—	—	217,871	220,433	664,792	1,428,912
Gary R. Rose	—	—	136,570	204,326	455,410	1,383,108
David M. Podeschi	—	—	61,888	111,592	232,397	854,741

(i)	The exercisable options shown are held pursuant to the 1995 Stock Incentive Plan (pursuant to which all of the options granted in 1995, 1996, 1997 and 1998, 80% of the options granted in 1999, 60% of the options granted in 2000, 40% of the options granted in 2001 and 20% of the options granted in 2002 were exercisable as of December 31, 2003).

(ii)	The unexercisable options shown are Nonqualified Stock Options granted in 1999, 2000, 2001 and 2002 under the 1995 Stock Incentive Plan, at an exercise price of $9.38 per share, $19.00 per share, $10.92 per share and $9.12 per share, respectively. The options vest ratably on each of the first through fifth anniversaries of the grant date. For the options granted from 1999 to 2001, the vesting schedule can be accelerated if we achieve certain share price targets for our common stock.

(iii)	Our named executive officers do not hold any SARs. We have no SARs currently outstanding.

(iv)	Based upon the closing price of $16.05 on the NYSE on the last business day of our fiscal year.

Defined Benefit or Actuarial Plan Disclosure

We do not maintain a defined benefit pension plan for our employees. We do maintain an Executive Protection Plan, covering approximately 120 executives, including each of the named executive officers. This plan provides three benefits:

(1)	a pre-retirement death benefit, payable in a lump sum to an executive’s designated beneficiary if the executive dies before retirement, equal to 200% of the executive’s “annual compensation,” as determined for plan purposes;

(2)	a retirement income benefit, payable in annual installments for life following an executive’s retirement at age 60 (or later), each installment equal to 15% of the executive’s “annual compensation,” as determined for plan purposes (if the executive retires after reaching age 50 but before age 60, a reduced benefit is payable; similarly, if an executive selects the “joint and survivor” option under the plan, the amount of the annual installment is reduced to reflect the potential increase in the payout period); and

(3)	disability income in excess of the amount provided under our group long-term and short-term disability plans. If the executive becomes disabled while a participant in this plan, the total amount paid to the executive as disability benefits, assuming the executive is covered under our group disability plans, will equal 80% of the executive’s “annual compensation” prior to the disability.

We fund the benefits primarily through our general assets but also through certain life insurance policies.

Under the plan’s provisions, the “annual compensation” on which benefits are calculated for all participants, including each of the named executive officers, is based upon the executive’s annualized base salary, plus the target Annual Performance Incentive for the executive’s salary grade, at the time we prepare the executive’s benefits statement. From time to time, we may update the benefits statements to reflect increases in our executives’ compensation.

The annual installment of salary continuation for each named executive officer, assuming retirement at or after age 60 and no adjustments to annual compensation between 2003 and retirement, would be as follows: Mr. Keyes - $149,625; Mr. Moneypenny – $84,375; Mr. Smith - $75,600; and Mr. Rose - $70,537 and Mr. Podeschi - $44,478. The plan allows the executive to select a “joint and survivor” benefit for the annual installments of salary continuation. If the executive selects this option, we reduce the amount of the annual installments to reflect the potential increase in the payout period.

Under the plan, normal retirement age is 60; however, if an executive retires between the ages of 50 and 60, a reduced benefit is payable under the plan. At age 50, the benefit is 50% of what would have been paid at age 60; the benefit increases to 55% at age 51 and increases 5% per year up to age 60. There is a 10-year service requirement before any salary continuation is payable under the plan.

Directors’ Compensation

For information about compensation of the Board of Directors, see “Information About The Board of Directors and Committees of the Board - Compensation of Directors,” page 6.

Compensation Committee Interlocks and Insider Participation

The members of the Board’s Compensation and Benefits Committee are independent from the Company and free from any interlocking relationships as defined by the SEC.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Introduction

The Compensation and Benefits Committee (the “Committee”) establishes and administers the Company’s executive compensation program. During 2003, the Committee was composed of four directors: Messrs. Arai, Chai, Fernandes and Platt. The Company’s Board of Directors has determined that each of the Committee members is independent from the Company in accordance with the NYSE’s corporate governance rules.

Executive compensation policy

The Committee seeks to provide an appropriate level of base salary to the Company’s executive officers and to supplement the executives’ base salaries with two types of benefits:

•	Cash- and stock-based compensation programs that reward the Company’s executives for achieving operational targets and increasing shareholder value; and

•	Benefit programs comparable to those offered to executive officers at companies with whom 7-Eleven competes for executive talent.

Base salary

The Committee has recognized that the overall compensation for the Company’s chief executive officer, including base salary, is significantly below the market level for companies of comparable size. The Committee has taken steps to close this gap and intends to continue those steps over the next few years.

For 2003, the Committee recommended, and the Board approved, an increase of $100,000 to the annualized base salary of the Company’s president and chief executive officer, James W. Keyes. The increase raised Mr. Keyes’s annualized base salary to $670,000, effective April 1, 2003. In recommending this increase, the Committee also considered (i) overall financial, strategic and operational company performance, (ii) individual performance, (iii) market data for peer companies and (iv) certain additional factors within the Committee’s discretion. These factors were not independently assigned specific weights.

Annual Performance Incentive plan

The key portion of an executive officer’s variable pay at 7-Eleven is the Company’s Annual Performance Incentive (“API”) plan. The API plan rewards executive officers and other managers by paying a percentage of the manager’s base salary based upon the Company’s operating earnings for the year. Mr. Keyes’s targeted API potential is 75% of his base salary. Under the API plan, Mr. Keyes’s award for 2003 would have been:

•	Zero, if the Company fell short of a pre-established threshold;

•	Less than 100% of his full API potential, if the Company achieved the pre-established threshold for operating earnings but fell short of its budgeted core earnings for the year;

•	100% of his targeted API potential—$483,750—if the Company achieved its budgeted core earnings for the year; or

•	More than 100% and up to 200% of his targeted API potential—$483,750 to $967,500—if the Company exceeded its budgeted core earnings.

The Company significantly exceeded its budgeted operating earnings for 2003. As a result, Mr. Keyes received an API award equal to 135% of his targeted API potential, or approximately $650,000.

In an effort to increase stock ownership by the company’s executive officers, the Committee has directed that the Company’s top five most highly compensated officers will receive a portion of their API in restricted stock units: (i) one-quarter of the first 150% of the executive’s targeted API potential and (ii) all of the API awarded above 150% of the executive’s targeted API potential. Each restricted stock unit is convertible into one share of the Company’s common stock on the first of the month following the executive’s retirement.

Stock-based incentives

The 1995 Stock Incentive Plan permits the Company to award a variety of stock-based incentives, including options, stock units, restricted stock, phantom stock and stock appreciation rights. The Company’s executive officers and other key employees have received grants of options under the plan each year beginning in 1995. About 8.6 million shares of the Company’s authorized but unissued common stock are now subject to outstanding options.

In 2002, the Committee completed a comprehensive review of the Company’s executive compensation program. As a result of that review, the Committee established a long-term incentive program for its five most highly compensated executive officers that uses shares authorized and available for issuance under the 1995 Stock Incentive Plan.

The long-term incentive program consists of (i) annual grants of stock options and (ii) the opportunity to earn restricted stock units upon the achievement of Committee-approved financial goals covering a three-year performance period. The first three-year performance period began on January 1, 2002. Additional three-year performance periods began on the first day of 2003 and 2004.

Other executive benefits

The Company also offers an Executive Protection Plan for its executive officers and certain other key employees. The plan is described more fully on pages 22 and 23 of this proxy statement.

In February 1998, the Company adopted the Supplemental Executive Retirement Plan for Eligible Employees to assist the Company’s executive officers and other key employees in planning for retirement. Participants may defer up to 12% of their income into their plan account until their retirement or another date the participant selects. The deferred amounts earn interest, set each December at 120% of the federal long-term rate for compounding annually.

The Company has the option to match a portion of the participant’s deferrals to the plan. The Company match may approximate the sum that federal nondiscrimination testing requirements prevent the employee from receiving under the 7-Eleven, Inc. Employees’ Savings and Profit Sharing Plan. For 2003, the Company elected to match a portion of deferrals made by executives under the plan during that year. The amount of the Company match is included in the footnotes to the executive compensation table on page 20 of this proxy statement.

Two additional benefit programs complete the compensation package for the Company’s executives. 7-Eleven’s Executive Physical Program pays the cost of a comprehensive annual physical examination for the Company’s executive officers and other covered executives. The Company’s Executive Car Allowance Program provides a monthly payment intended to cover or subsidize an executive’s use of an automobile.

Stock ownership guidelines

During 2002, the Committee adopted stock ownership guidelines applicable to executive officers at and above the level of senior vice president. The guidelines are designed to increase these officers’ equity stake in the Company and more closely align their interests with those of our shareholders. The guidelines range from three to five times annual base salary. During 2003, the Committee amended the guidelines to add a specific timeframe for compliance. As a result of the amendment, absent unusual circumstances the executives will be expected to comply with the stock ownership guidelines by November 2007, which is five years following the date the Committee first approved the guidelines.

Tax deductibility of compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a $1 million cap on the amount that a publicly traded corporation may deduct for compensation paid to each of its top five most highly compensated executive officers employed by the Company on the last day of the Company’s fiscal year. “Performance-based compensation”—compensation approved by the Company’s shareholders and administered by the Committee in accordance with IRS regulations—is excluded from the $1 million cap.

The Committee’s goal is to ensure that awards paid under the API plan qualify as performance-based compensation and are therefore fully deductible by the Company for income tax purposes. In years past, the Company’s shareholders had not been asked to approve the API plan. In January 2004, upon the Committee’s recommendation, the Board voted to submit the API plan to the Company’s shareholders for approval. If the Company’s shareholders approve the API plan (see Proposal 3, pages 16 to 18), payments made under the API plan to the Company’s five most highly compensated executive officers will be fully deductible by the Company, beginning with the API payment for 2004.

In addition, the Committee has established procedures to ensure that the Company may fully deduct any expense associated with the restricted stock units that the executive officers may earn in connection with the three-year performance periods described above in the section entitled “Stock-based incentives.”

Compensation and Benefits Committee

Lewis E. Platt, Chairman

Yoshitami Arai

Jay W. Chai

Gary J. Fernandes

PERFORMANCE GRAPH

The Performance Graph, below, shows the value, at year-end 1999, 2000, 2001, 2002 and 2003, of a $100 investment in our common stock on January 1, 1998. Also shown are the values, assuming $100 invested in the New York Stock Exchange Market Index and a peer group index selected by us consisting of three publicly traded convenience store companies (Casey’s General Stores, Inc., The Pantry Inc. and Uni-Marts, Inc.) and two food retailers (The Kroger Co. and Safeway, Inc.), also beginning on January 1, 1999, and at year-end 1999, 2000, 2001, 2002 and 2003.

We may decide, in future years, to change the composition of the peer group if we believe that better comparative data is available.

	Market value ($) at December 31
Company	1999	2000	2001	2002	2003
7-Eleven, Inc.	93.44	91.80	122.86	78.69	168.39
Peer Group	60.24	97.83	68.98	43.26	46.49
Broad Market	109.50	112.11	102.12	83.42	108.07

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Commercial Paper

We have a commercial paper program under which we can issue up to $650 million depending upon our needs. The commercial paper facility is unconditionally guaranteed by Ito-Yokado.

Seven-Eleven Japan Notes

In January 2003, we entered into a note purchase agreement with SEJ that authorized the issuance and sale of up to $400 million aggregate principal amount of Senior Subordinated Notes due 2010 (“SEJ Notes”), which we issued and SEJ purchased in multiple tranches. The SEJ Notes are subordinate to all obligations outstanding under our revolving credit facility. On January 10, 2003, we received $100 million from SEJ under the note purchase agreement; the interest rate on this tranche is 3.41%. On July 9, 2003, we received the remaining $300 million from SEJ under the note purchase agreement in three equal payments of $100 million; the interest rate on these tranches is 3.01%, 3.34%, and 3.71% respectively. We are required to repay the SEJ notes in eight semiannual installments beginning July 2006 and ending January 2010.

QUIDS

In November 1995, we issued $300 million principal amount of Convertible Quarterly Income Debt Securities due 2010 to Ito-Yokado ($153 million) and Seven-Eleven Japan ($147 million). These debt securities have an interest rate of 4.5%. Interest is payable quarterly, and for 2003, we paid aggregate interest to Ito-Yokado of $6,885,000 and to Seven-Eleven Japan of $6,615,000 on these securities.

We may defer the interest payments for up to 20 consecutive quarters, but we currently intend to make interest payments as they come due. In addition, the debt securities issued in 1995 are convertible into a total of 14,422,383 shares of our common stock at a conversion price of $20.80 per share.

In September 2003, all of the outstanding 1998 Convertible Quarterly Income Debt Securities due 2013, which were issued to Ito-Yokado and Seven-Eleven Japan, were converted into approximately 6.5 million shares of 7-Eleven common stock. The principal amount of these securities was $80.0 million, and the interest rate was 4.5%. The conversion of these securities was mandatory by their terms.

Seven-Eleven Japan

As of December 31, 2003, our largest area licensee, Seven-Eleven Japan, operated 10,080 7-Eleven® stores in Japan under an area license agreement entered into in 1973. In 1988, we entered into a yen-denominated financing arrangement pursuant to which we pledged the royalty stream from Seven-Eleven Japan as collateral for the financing until the earlier of 20 years or the date the indebtedness is paid in full. In 1998, we anticipated that the payments would be satisfied earlier than the 20-year term. We then entered into an additional yen-denominated financing related to subsequent royalties. As we have previously disclosed, pursuant to our amended agreement, royalties from Seven-Eleven Japan began to be paid at a reduced percentage beginning in August 2002. In 2003, royalties paid to us by Seven-Eleven Japan totaled approximately $20 million.

Seven-Eleven (Hawaii), Inc.

Our area licensee in Hawaii, Seven-Eleven (Hawaii), Inc., is a subsidiary of Seven-Eleven Japan, and, as of December 31, 2003, operated 53 stores in Hawaii. During 2003, Seven-Eleven (Hawaii), Inc. paid us approximately $96,000 in connection with the area license arrangement.

Expansion In China

There are currently 484 7-Eleven stores in Hong Kong and approximately 150 7-Eleven stores in the south China province of Guangdong operated by subsidiaries of Dairy Farm International Ltd. pursuant to a licensing arrangement. We have been pursuing the possibility of entering into a licensing arrangement for the greater Beijing market area with a joint venture formed by SEJ and two Chinese participants.

Because SEJ, together with IY and IYG Holding, owns approximately 74% of our common stock, our Board of Directors appointed a Special Committee of three directors, none of whom is affiliated with SEJ, IY or any of the proposed joint venture partners, to review and consider the proposed licensing arrangement for approval.

During the third quarter of 2003, the Special Committee approved the essential financial terms for the licensing arrangement with the joint venture. In addition, the Committee authorized us to proceed to negotiate the other terms and conditions of an area license agreement, which the Committee will then review and consider for final approval.

During the first quarter of 2004, the Ministry of Commerce in the People’s Republic of China approved the formation of a joint venture among SEJ, Beijing ShouLian Commercial Group Co., Ltd., and China National Sugar & Alcohol Group Corporation. Our licensee in Taiwan, President Chain Store Corporation, has entered into an agreement with the other joint venture participants, providing for its purchase of a minority interest in the joint venture, subject to the satisfaction of certain People’s Republic of China governmental requirements. Once an area license agreement has been executed with us, the joint venture will start to develop 7-Eleven stores in Beijing and surrounding area. The first stores are expected to open in the spring of 2004.

Profit Sharing Plan

As of December 31, 2003, the 7-Eleven, Inc. Employees’ Savings and Profit Sharing Plan owned one store leased to the Company under a capital lease and 408 stores leased to the Company under operating leases at rentals which, in the opinion of management, approximated market rates at the inception date of each lease. In addition, in 2001, 2002 and 2003, there were 71, 44 and 12 leases, respectively, that either expired or, as a result of properties that were sold by the Profit Sharing Plan to third parties, were canceled or assigned to the new owner. Also, the Company exercised its right of first refusal and purchased 2 and 10 and one properties from the Profit Sharing Plan in 2001, 2002 and 2003, respectively, for an aggregate purchase price of $748,000, $3.4 million and $340,000 in the respective years.

SHAREHOLDER PROPOSALS

If you want to present a proposal and have it included in the proxy statement for our 2005 Annual Meeting of Shareholders, which is expected to be held during April or May 2005, you must send your proposal to us at our principal office, 2711 North Haskell Avenue, Dallas, Texas 75204, Attn: Office of the Secretary. We must receive a proposal by December 1, 2004, for the proposal to be considered, and the proposal must comply with the then-current rules of the SEC relating to shareholder proposals.

FINANCIAL AND OTHER INFORMATION/

WHERE YOU CAN FIND MORE INFORMATION

Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are available on our website, www.7-Eleven.com. Our other SEC filings, including our proxy statement, are available to the public over the Internet at the SEC’s website, www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2003.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Vice President, Investor Relations, 7-Eleven, Inc., 2711 North Haskell Ave., Dallas, Texas 75204. Telephone (214) 828-7011.

Our Annual Report for the year ended December 31, 2003, is being mailed to shareholders with this proxy statement, but the Annual Report is not incorporated in this proxy statement and is not deemed to be part of the proxy soliciting material.

OTHER BUSINESS

We do not know of any other matters that will be presented at this meeting. However, if other business does come before the meeting, each person named in the proxy will vote such proxy in accordance with his or her respective judgment on such matters. Minutes of the last Annual Meeting of Shareholders will be approved. Management’s reports will be heard and received. Even though you hear the reports and approve the minutes, it does not mean that you approve or disapprove of the matters contained in the reports or minutes.

INDEMNIFICATION

Pursuant to our Articles of Incorporation and Bylaws and the Texas Business Corporation Act, from time to time we have indemnified certain current and former officers and directors in connection with pending litigation as well as with other actions they may have taken while serving as directors or officers.

Appendix A

7-Eleven, Inc.

Audit Committee Charter

This Audit Committee Charter (the “Charter”) sets forth the purpose and membership requirements of the Audit Committee (the “Committee”) of 7-Eleven, Inc.’s Board of Directors (the “Board”) and establishes the authority and responsibilities delegated to it by the Board.

1.	Purpose. The purpose of the Committee is (a) to assist Board oversight of (i) the integrity of the Company’s financial statements and disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditing firm (the “External Auditor”), (iv) the performance of the Company’s internal audit function, (v) the Company’s internal control systems and (vi) the Company’s procedures for monitoring compliance with its Code of Business Conduct; and (b) to prepare the report required by the SEC’s proxy rules to be included in the Company’s annual proxy statement.

2.	Committee Members.

2.1.	Composition and Appointment. The Committee shall consist of three or more members of the Board. The members and Chairman of the Committee shall be appointed by the Board. The Board shall fill vacancies on the Committee and may remove a Committee member from the membership of the Committee at any time without cause. Members shall serve until their successors are appointed by the Board.

2.2.	Qualifications. Each member of the Committee shall be independent. To be “independent,” a director may not have a relationship with the Company or its management or a private interest in the Company that in any way may interfere with the exercise of the director’s independence from the Company and its management. In addition, each member of the Committee must meet the independence requirements of the New York Stock Exchange (“NYSE”) and applicable federal securities laws, including the rules and regulations of the Securities and Exchange Commission (“SEC”).

2.3.	Financial Literacy. Each member of the Committee shall, in the Board’s judgment, be financially literate or must become financially literate within a reasonable period of time after the member’s appointment to the Committee. At least one member of the Committee shall, in the Board’s judgment, have accounting or related financial management expertise. In addition, in connection with the preparation of any reports regarding the financial experience of the members of the Committee to be included in the Company’s periodic public reports, the Board shall determine whether the Committee includes one or more members who, in the Board’s judgment, meet the definition of “audit committee financial expert” under the applicable SEC regulations.

2.4.	Simultaneous Service on Other Audit Committees. If a member of the Committee serves on the audit committee (or, in the absence of an audit committee, the board committee performing equivalent functions, or, in the absence of such a committee, the board of directors) of more than two public companies in addition to the Company, the Board must affirmatively determine that the member’s simultaneous service on multiple audit committees will not impair the ability of the member to serve on the Committee. The basis for the Board’s determination shall be disclosed in the Company’s proxy statement prepared in connection with its annual meeting of shareholders.

2.5.	Compensation. The members of the Committee shall not receive any direct or indirect compensation from the Company, other than director’s fees. Members of the Committee shall, at the discretion of the Board, be entitled to receive fees for service on the Committee or for service as Chairman of the Committee in addition to the normal fees paid to all directors.

3.	Authority.

3.1.	Education. To help ensure that the members of the Committee have the proper knowledge to perform their responsibilities, Committee members shall have the authority, at the Company’s expense, to attend outside educational programs, retain outside professionals to conduct educational programs and undertake other appropriate steps to keep current with developments in accounting, disclosure, risk management, internal controls, auditing and other matters that are relevant to the Committee’s discharge of its responsibilities.

3.2.	Advisors. The Committee shall have the sole authority (i) to retain, at the Company’s expense, independent legal, accounting and other advisors (“Advisors”) it deems necessary to fulfill its responsibilities and (ii) determine the compensation and other retention terms of any such Advisors.

3.3.	Investigations. The Committee shall have the authority to conduct investigations that it deems necessary to fulfill its responsibilities.

3.4.	Information. The Committee shall have the authority to require any officer, director or employee of the Company, the Company’s outside legal counsel and the External Auditor to meet with the Committee and any of its advisors and to respond to their inquiries. The Committee shall have full access to the books, records and facilities of the Company in carrying out its responsibilities.

3.5.	Funding. The Committee shall have the authority to determine, on behalf of the Company, the compensation of (i) the External Auditor for its services in rendering an audit report and (ii) any Advisors employed by the Committee pursuant to Section 3.2.

3.6.	Subcommittees. The Committee shall have the authority to delegate authority and responsibilities to subcommittees provided that no subcommittee shall consist of less than two members.

4.	Meetings.

4.1.	Periodic Meetings. The Committee shall meet at least once per fiscal quarter in connection with (i) its review of the Company’s earning releases, financial statements and the disclosures that are to be included in its Form 10-Q and Form 10-K filings with the SEC, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) its preparation of the Committee’s report to be included in the Company’s proxy statement in connection with the Company’s annual meeting of shareholders. The Chairman may call a special meeting at any time he deems advisable.

4.2.

Executive Sessions. The Committee shall maintain free and open communication with (i) the Company’s chief executive officer (“CEO”), (ii) the Company’s chief financial officer (“CFO”), (iii) the Company’s director of internal auditing (“Internal Auditor”), (iv) the External Auditor, and (v) the Company’s general counsel (“General Counsel”) and shall periodically meet, in its sole discretion, in separate executive sessions with each such person to discuss any matters that the Committee or any of them believes should be discussed privately with the Committee.

4.3.	Minutes. Minutes of each meeting of the Committee shall be kept to document the discharge by the Committee of its responsibilities.

4.4.	Quorum. A quorum shall consist of a majority of the Committee’s members. The act of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee.

4.5.	Agenda. The Chairman of the Committee shall prepare an agenda for each meeting of the Committee in consultation with Committee members and any appropriate member of the Company’s management or staff. Appropriate members of the Company management and staff shall assist the Chairman with the preparation of any background materials necessary for any Committee meeting.

4.6.	Presiding Officer. The Chairman of the Committee shall preside at all Committee meetings. If the Chairman is absent at a meeting, a majority of the Committee members present at a meeting shall appoint a different presiding officer for that meeting.

5.	General Oversight. The Committee’s responsibilities shall include review of (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (ii) any analyses prepared by management or the External Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analyses of the effects of alternative generally accepted accounting principles (“GAAP”) methods on the presentation of the Company’s financial statements, (iii) the effect of regulatory and accounting industry initiatives, as well as off-balance sheet structures, on the Company’s financial statements and (iv) press releases that contain information with respect to the historical or projected financial performance of the Company (with particular attention to the use of “pro forma,” or “adjusted” non-GAAP, information), as well as any other financial information provided to a financial analyst or a rating agency.

6.	External Auditor.

6.1.	Selection and Evaluation. The Committee shall directly appoint, retain, compensate, evaluate, oversee, and, when appropriate, terminate and replace the External Auditor. The Committee shall annually, following the completion of the audit reports and at such other times as it deems appropriate, evaluate the performance of the External Auditor, including a specific evaluation of the External Auditor’s lead audit partner with primary responsibility for the Company’s audit.

6.2.	Pre-Approval of External Auditor Services.

6.2.1.	Committee Pre-Approval. No audit services or non-audit services shall be performed by the External Auditor for the Company unless first pre-approved by the Committee in accordance with procedures established by the Committee and permitted by applicable federal securities laws and the rules and regulations of the SEC. If the Committee approves an audit service within the scope of the engagement of the External Auditor, such audit service shall be deemed to have been pre-approved for purposes of this Section.

6.2.2.	Delegation of Pre-Approval Authority. The Committee may delegate to one or more members of the Committee the authority to grant pre-approval of non-audit services required by this Section. The decision of any member to whom such authority is delegated to pre-approve non-audit services shall be reported to the full Committee at its next scheduled meeting.

6.3.	Independence. The Committee shall periodically meet with the External Auditor to assess and satisfy itself that the External Auditor is “independent” in accordance with the rules and regulations of the SEC. The Committee shall annually obtain from the External Auditor a written statement delineating (i) all relationships between the External Auditor and the Company, (ii) confirmation that the Company’s CEO, controller, CFO, chief accounting officer, Internal Auditor, or any person serving in an equivalent position to any of the foregoing for the Company, was not employed by the External Auditor and participated in any capacity in the audit of the Company during the one-year period preceding the date of the initiation of the audit for which the External Auditor is engaged and (iii) all the disclosures required by Independence Standards Board Standard No. 1.

6.4.	Hiring Present or Former Employees of External Auditor. The Committee shall establish a clear policy regarding the Company’s hiring of any employee or former employee of the External Auditor.

6.5.	Quality Control. The Committee shall annually obtain from the External Auditor a written report describing (i) the External Auditor’s internal quality-control procedures, and (ii) any material issues raised by (a) the External Auditor’s most recent internal quality-control review, or peer review, of the firm or (b) any inquiry or investigation by governmental or professional authorities, in each case within the preceding five years, respecting one or more independent audits carried out by the External Auditor, and any steps taken to deal with any such issues.

6.6.	Audit Partner Rotation. The Committee shall annually obtain from the External Auditor a written statement confirming that the lead (or coordinating) audit partner having primary responsibility for the Company’s audit, or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the Company’s five previous fiscal years. In addition, annually the Committee shall consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

6.7.	Review of External Auditor Reports. The Committee shall review with management, the Internal Auditor and the External Auditor all reports required to be made by the External Auditor under applicable federal securities laws and the rules and regulations of the SEC regarding (i) critical accounting policies and practices used by the Company, (ii) alternative treatments of the Company’s financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the External Auditor, (iii) all other material written communications between the External Auditor and management, such as any management letter or schedule of unadjusted differences and (iv) management’s assessment of the Company’s internal controls.

6.8.	Internal Control Assessment. The Committee shall annually obtain from the External Auditor a written report in which the External Auditor attests to and reports on the assessment of the Company’s internal controls made by the Company’s management.

6.9.

Non-Audit Services. The Committee shall review with management and decide whether to approve the retention of the External Auditor for any non-auditing services proposed to be rendered to the Company, including assessing their compatibility with maintaining the External

Auditor’s independence. No non-audit services may be provided to the Company by the External Auditor unless approved in advance by the Committee under Section 6.2 above. The External Auditor shall not provide to the Company, and the Committee shall not have the authority to approve the provision to the Company by the External Auditor of, those services described in Section 201 of the Sarbanes-Oxley Act of 2002 (the “Act”) or any other service that the Public Company Accounting Oversight Board established under the Act determines may not be provided to the Company by the External Auditor.

6.10.	Accountability. The External Auditor shall report directly to the Committee and shall be ultimately accountable to the Committee. The Committee shall obtain an annual written statement from the External Auditor confirming its direct accountability to the Committee.

6.11.	Audit Assessment. The Committee shall review with management, the Internal Auditor and the External Auditor any problems or difficulties encountered in connection with the audit process, including any restrictions on the scope of the External Auditor’s activities or on access to requested information, any accounting adjustments that were noted or proposed by the External Auditor but that were “passed” (as material or otherwise), any communications between the External Auditor’s team assigned to the Company’s audit and the External Auditor’s national office respecting auditing or accounting issues presented by the Company’s audit, and any “management” or “internal control” letter issued, or proposed to be issued, by the External Auditor to the Company.

6.12.	Communications from External Auditor. The Committee shall periodically receive communications from the External Auditor regarding management judgments and accounting estimates, significant accounting policies and the other matters required to be discussed under Statement on Auditing Standards No. 61.

6.13.	Disagreements. The Committee shall periodically inquire of management and the External Auditor as to any disagreements that may have occurred between them relating to the Company’s financial statements or disclosures. The Committee shall have sole responsibility for the resolution of any disagreements between management and the External Auditor regarding financial reporting.

7.	Internal Auditing Oversight.

7.1.	Internal Auditing Staff. The Committee shall annually evaluate the performance of the Internal Auditor and the internal auditing department with management and the External Auditor.

7.2.	Internal Audit Process. The Committee shall meet periodically with the Internal Auditor, the External Auditor and management to review (i) plans for the internal audit program (including scope, responsibilities, budget and staffing) for the coming year, (ii) the coordination of these plans with the work of the External Auditor, and (iii) the progress and results of the internal auditing process.

7.3.	Internal Audit Reports. The Committee shall meet periodically with the Internal Auditor to review any significant reports to management prepared by the internal auditing staff. The Internal Auditor shall provide a summary of all significant internal audit reports to the Committee each quarter.

8.	Financial Statements And Disclosure Oversight.

8.1.	SEC Filings and Earnings Releases and Guidance. Prior to the filing by the Company with the SEC of any annual report on Form 10-K or any quarterly report on Form 10-Q, the Committee shall review with management and the External Auditor the relevant audited financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall periodically review with management and the External Auditor the Company’s procedures (including types of information to be disclosed and the type of presentation to be made) with respect to press releases and with respect to financial information and earnings guidance provided to financial analysts and rating agencies.

8.2.	Accounting Changes. The Committee shall, before their implementation, review with management and the External Auditor and approve all significant changes proposed to be made in the Company’s accounting principles and practices.

8.3.	Adequate Disclosure. The Committee shall periodically inquire of management, the External Auditor and, if the Committee deems it appropriate, outside legal counsel as to whether the Company’s financial statements comport with the disclosure requirements of federal securities laws, notwithstanding their conformity to accounting principles and practices.

8.4.	Criticisms. The Committee shall periodically inquire of management and the External Auditor as to their knowledge of any criticism of the Company’s financial statements or disclosures by any financial analysts, rating agencies, media sources or other reliable third-party sources. The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

9.	Internal Controls, Legal Compliance and Code of Business Conduct Oversight.

9.1.	Internal Controls and Compliance Policies. For the purpose of assessing their adequacy and effectiveness, the Committee (i) shall periodically review and assess with management, the Internal Auditor and the External Auditor (a) the internal control systems of the Company, including whether the controls are reasonably designed to ensure that appropriate information comes to the attention of the Committee in a timely manner, prevent violations of law and corporate policy and permit the Company to prepare accurate and informative financial reports, (b) the Company’s policies on compliance with laws and regulations, (c) the Code of Business Conduct, and (d) the methods and procedures for monitoring compliance with these policies, and (ii) shall elicit from them any recommendations for the improvement of the Code of Business Conduct and these controls, policies, methods and procedures. The Committee shall review with management and the External Auditor, prior to its annual filing, the internal control report (containing the annual assessment of the effectiveness of the internal control Structure and procedures of the Company for financial reporting) that is required to be filed by the Company with the SEC on Form 10-K.

9.2.	Information Security. The Committee shall periodically review and assess with management and the External Auditor the adequacy of the security for the Company’s information systems and the Company’s contingency plans in the event of a systems breakdown or security breach.

9.3.

Code of Business Conduct. The Committee shall periodically inquire of management, the Internal Auditor and the External Auditor as to their knowledge of (i) any violation of the Code of Business Conduct, (ii) any waiver of compliance with the Code of Business Conduct, and

(iii) any investigations undertaken with regard to compliance with the Code of Business Conduct. Any waiver of the Code of Business Conduct with respect to a director or executive officer may be granted only by the Committee. All waivers granted by the Committee shall be promptly reported to the entire Board and disclosed as required by rules and regulations of the SEC and NYSE.

9.4.	Misconduct Allegations. The Committee shall periodically inquire of management about management’s knowledge of any allegations of director or officer misconduct or misconduct by the Company (whether made by employees or third parties).

9.5.	Disagreements. The Committee shall periodically inquire of management and, if appropriate, outside legal counsel of any disagreements that may have occurred between management and legal counsel regarding any public disclosures or any other legal compliance issue.

10.	Risk Assessment and Risk Management Oversight.

10.1.	Risk Exposure. The Committee shall periodically meet with management and the External Auditor to assess the Company’s major risks or exposures and to review the steps taken by management to monitor and control such risks and exposures.

10.2.	Insurance. The Committee shall periodically review with management and assess the Company’s insurance coverage, including directors’ and officers’ liability, property and casualty loss and surety bonds.

10.3.	Special-Purpose Entities and Off-Balance Sheet Transactions. The Committee shall periodically meet with management, the Internal Auditor and the External Auditor to review and assess any “special-purpose” entities of the Company and any complex financing transactions involving the Company, including any related off-balance sheet accounting matters.

10.4.	Consultation with Legal Counsel. The Committee shall periodically receive reports from, and review with the General Counsel and, if the Committee deems appropriate, outside legal counsel legal matters (including material claims, pending legal proceedings, government investigations and material reports, notices or inquiries received from governmental agencies) that may have a significant impact on the Company’s financial statements or risk management.

11.	Reports and Assessments.

11.1.	Board Reports. The Chairman of the Committee shall report from time to time to the Board on Committee actions and on the fulfillment of the Committee’s responsibilities under this Charter. Such reports shall include any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s External Auditors and the performance of the Company’s internal audit function.

11.2.	Charter Assessment. The Committee shall annually review and assess the adequacy of this Charter and advise the Board and the Nominating, Organization and Corporate Governance Committee of its assessment and of its recommendation for any changes to the Charter.

11.3.	Committee Self-Assessment. The Committee shall annually review and make a self-assessment of its performance and shall report the results of the self-assessment to the Board and the Nominating, Organization and Corporate Governance Committee.

11.4.	Proxy Statement Report. The Committee shall prepare an annual report as required by the rules and regulations of the SEC and submit it to the Board for inclusion in the Company’s proxy statement prepared in connection with its annual meeting of shareholders.

11.5.	Recommend Action. The Committee shall annually make a determination as to whether to recommend to the Board that the audited financials (certified by the External Auditor) be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

11.6.	Board Access to External Auditor. The Committee shall, whenever the Board of Directors or the Committee deems it appropriate, have the External Auditor attend a meeting of the full Board to discuss specific issues and to answer questions from the directors.

12.	Financial Statement Responsibility. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and disclosures, and the External Auditor is responsible for auditing year-end financial statements and reviewing quarterly financial statements and conducting other procedures. It is not the duty of the Committee to certify the Company’s financial statements, to guarantee the External Auditor’s report, or to plan or conduct audits. Since the primary function of the Committee is oversight, the Committee shall be entitled to rely on the expertise, skills and knowledge of management, the Internal Auditor and the External Auditor and the accuracy of information provided to the Committee by these persons in carrying out the Committee’s oversight responsibilities. Nothing in this Charter is intended to change the responsibilities of management and the External Auditor.

13.	Other Duties.

13.1.	Assigned by Board. The Committee shall also undertake such other functions as may be assigned to it by the Board from time to time.

13.2.	Determined by Committee. The Committee may also review any matters or take any actions necessary or desirable which are consistent with its areas of responsibility.

Appendix B

Procedure For Audit Committee

Approval of Non-Audit Services

1.	Periodic Reports to Audit Committee

•	PricewaterhouseCoopers LLP (“PWC”) and the Company will make formal reports to the Audit Committee at the March and August in-person meetings regarding:

(a)	amount of fees paid for non-audit services as of 12/31 (for March meeting) and 6/30 (for August meeting); and

(b)	status of all engagements for non-audit services.

2.	Prohibited Services

•	PWC will not be engaged to perform any of the following non-audit services:

(a)	bookkeeping;

(b)	financial information systems design and implementation;

(c)	appraisal or valuation services;

(d)	fairness opinions;

(e)	actuarial services;

(f)	internal audit outsourcing services;

(g)	management or human resources services;

(h)	broker or dealer, investment advisor or investment banking services;

(i)	legal services or expert services unrelated to the audit; and

(j)	any other non-audit services that the Public Company Accounting Oversight Board deems impermissible.

B-1

3.	Pre-Approval of Permitted Non-Audit Services

•	The Audit Committee must pre-approve all engagements for non-audit services.

4.	Procedure for Obtaining Approval

•	To obtain approval of non-audit services, Company management will:

(a)	notify the Audit Committee about the proposed engagement; and

(b)	provide the Audit Committee information about:

(i)	the nature of the proposed engagement;

(ii)	the anticipated fee;

(iii)	the estimated time frame during which the services will be provided, and

(iv)	any other information about the services that Company management deems pertinent.

•	The Audit Committee will meet, by teleconference or otherwise, to discuss the request for approval and to reach a consensus about whether to grant, or withhold, approval.

5.	Delegation of Approval Authority

•	The Audit Committee may, in its discretion, delegate to a single member of the Committee the authority to pre-approve any non-audit services.

•	Periodically and in its discretion, the Committee may rotate the responsibility for pre-approval among the various Committee members.

•	The Committee member responsible for pre-approval of non-audit services will present his decisions to the full Audit Committee at each of Committee’s regularly scheduled meetings.

B-2

Appendix C

7-Eleven, Inc.

Annual Performance Incentive Plan

7-Eleven, Inc., a Texas corporation (the “Company” ) has established this Annual Performance Incentive Plan (the “Plan”) for the purpose of enhancing the Company’s ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company.

Remuneration payable under the Plan is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

1. Definitions. As used herein, the following terms shall have the respective meanings indicated:

(a) “Annual Performance Incentive” shall mean, for each Eligible Executive, an annual incentive opportunity amount determined by the Committee pursuant to Section 4 below.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(d) “Committee” shall mean the Compensation and Benefits Committee of the Board, which shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

(e) “Company” shall mean 7-Eleven, Inc., a Texas corporation.

(f) “Eligible Executive” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

(g) “Incentive Earnings” shall mean, for any fiscal year, the Company’s net earnings (i) unusual items, net of taxes; (ii) cumulative accounting changes and associated expenses, net of taxes; and (iii) the expenses associated with payment of any quarterly or annual cash incentive provided to any employee of the Company.

(h) “Regulations” shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

2. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay the Annual Performance Incentive for each Eligible Executive. Such power and authority shall include the right to exercise discretion to reduce by any amount the Annual Performance Incentive payable to any Eligible Executive; provided, however, that the exercise of such discretion with respect to any Eligible Executive shall not have the effect of increasing the Annual Performance Incentive that is payable to any other Eligible Executive. All Committee actions under the Plan shall be taken in accordance with the applicable provisions of the Company’s Bylaws and the Committee’s Charter.

3. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

4. Awards.

(a) Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as participants in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Annual Performance Incentive to each such Eligible Executive for such fiscal year. After the end of such 90-day period, the Committee may designate additional Eligible Executives so long as, within 30 days following each such additional designation, the Committee specifies the terms and conditions for the determination and payment of an Annual Performance Incentive to such additional Eligible Executive.

(b) The Committee may condition the payment of any Annual Performance Incentive upon the achievement of such levels of Incentive Earnings (or, in the Committee’s discretion, one or more of the following performance measures: (i) net earnings; (ii) earnings per fully diluted share; (iii) core earnings (defined as net earnings excluding unusual items, cumulative accounting changes and discontinued operations); (iv) return on equity or (v) total shareholder return) as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to reduce the amount of any Annual Performance Incentive that would otherwise be payable to an Eligible Executive (including a reduction in such amount to zero).

(c) The Annual Performance Incentive payable to an Eligible Executive with respect to any fiscal year shall not exceed $2 million; provided, however, that the maximum Annual Performance Incentive payable to any individual who becomes an Eligible Executive after the end of the 90-day period referred to in subsection (a) of this Section shall be prorated based upon the percentage of the fiscal year during which such Eligible Executive participated in the Plan.

5. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the stated performance goal has been achieved and the amount of the Annual Performance Incentive to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

6. Payment of Annual Performance Incentives. Subject to any election duly and validly made by an Eligible Executive with respect to the deferral or all or a portion of his or her Annual Performance Incentive or the payment of all or a portion of his or her Annual Performance Incentive in some form other than cash, Annual Performance Incentives shall be paid in cash (or a combination of cash and stock, stock units or other stock-based awards as the Committee may determine) at such times and on such terms as are determined by the Committee in its sole and absolute discretion.

7. No Right to Annual Performance Incentive or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Annual Performance Incentive or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company. The Company expressly reserves any and all rights to discharge any Eligible Executive without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual Annual Performance Incentive amounts have been determined, the Company shall have no obligation to pay any Annual Performance Incentive hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.

8. Withholding. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Annual Performance Incentive.

9. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

10. Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Executive’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

11. Adoption, Amendment, Suspension and Termination of the Plan.

(a) Subject to the approval of the Plan by the holders of a majority of the Company common stock represented and voting on the proposal at the annual meeting of Company shareholders to be held on April 21, 2004 (or any adjournment thereof), the Plan shall be effective for the fiscal year of the Company commencing January 1, 2004, and shall continue in effect until the fifth anniversary of the date of such shareholder approval, unless earlier terminated as provided below. Upon such approval of the Plan by the Company’s shareholders, all Annual Performance Incentives awarded under the Plan on or after January 1, 2004, shall be fully effective as if the shareholders had approved the Plan on or before January 1, 2004.

(b) Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of shareholders then sufficient to approve the Plan in the first instance:

(1) To increase the maximum amount of Annual Performance Incentive that may be paid under the Plan or otherwise materially increase the benefits accruing to any Eligible Executive under the Plan;

(2) To materially modify the requirements as to eligibility for participation in the Plan; or

(3) To change the material terms of the stated performance goal.

(c) No Annual Performance Incentive may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Annual Performance Incentive previously awarded under the Plan.

12. Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Texas, other than the choice of law rules thereof.

UNDERGROUND PARKING AT CITYPLACE

RAMP 3
RAMP 2
exit
HASKELL AVENUE
WELDON STREET
Parking Garage A
Parking Garage B
Parking Garage C
Parking Garage D
enter
RAMP 5
RAMP 9
RAMP 8
RAMP 7
RAMP 6 (TRUCK DOCK)
CITYPLACE NORTH
CITYPLACE SOUTH
CONCOURSE
NORTH CENTRAL EXPRESSWAY
Indicates Elevator

Cityplace Center is located on the southeast corner of the intersection of Haskell Avenue and Central Expressway.

To enter the underground parking garages, use Ramp #2, Ramp #3 or Ramp #5.

- Enter Ramp #2 from left lane while eastbound on Haskell.
- Enter Ramp #3 from left lane while westbound on Haskell.
- Enter Ramp #5 from southbound Weldon.

Please note the procedures for the Cityplace Center's underground parking garages:

- At entrance ramp gate, push the button to **take a ticket**.
- Enter the garage after the gate is raised.
- **Bring the ticket with you** to the registration table for the meeting; **we will validate your ticket** so you will not be charged for parking.
- Proceed along roadway to entrance of garage "A," "B," "C" or "D" (note compact car spaces).
- Locate garage elevators, take elevator to Concourse Level "C."
- Exit Level "C" at the elevator lobby and follow signs to Cityplace Center entrance.
- Enter Cityplace Center at revolving door and proceed through the corridor to information kiosk.
- Take the Concourse Level elevator to the ground floor lobby and conference center.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold

01 - Toshifumi Suzuki	☐	☐	05 - R. Randolph Devening	☐	☐	09 - Kazuo Otsuka	☐	☐

02 - Yoshitami Arai	☐	☐	06 - Gary J. Fernandes	☐	☐	10 - Lewis E. Platt	☐	☐

03 - Masaaki Asakura	☐	☐	07 - Masaaki Kamata	☐	☐

04 - Jay W. Chai	☐	☐	08 - James W. Keyes	☐	☐

B	Issues

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the appointment of the accounting firm PricewaterhouseCoopers LLP as independent auditors of 7-Eleven, Inc. for 2004.	☐	☐	☐	4. Other business. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.	☐	☐	☐

	For	Against	Abstain

3. Approval of the 7-Eleven, Inc. Annual Performance Incentive Plan.	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Date and sign exactly as your name appears above (or on this proxy card). Joint owners should each sign. When signing as administrator, executor, trustee, attorney, guardian, corporate officer, or in any capacity other than individually, please give your full title and indicate the capacity in which you are signing. By signing below, you acknowledge receiving a copy of 7-Eleven’s 2003 Annual Report and the accompanying Notice and Proxy Statement.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

__________________________________	__________________________________	/ /

1UPX         HHH         PPPP         002986

Proxy - 7-Eleven, Inc.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders — April 21, 2004

By signing this card, I appoint James W. Keyes, Bryan F. Smith, Jr. and David T. Fenton, and each of them (acting by majority, or if only one be present, then by that one alone) as my true and lawful agents and proxies, with full power of substitution and revocation, to vote as designated on the reverse side of this card, all the common stock of 7-Eleven, Inc. I have power to vote, with all powers I would possess if personally present, at the Annual Meeting of Shareholders of 7-Eleven, Inc. to be held on April 21, 2004, and at any adjournments of the meeting.

Unless otherwise marked, this proxy will be voted FOR the election of nominees named in Proposal No. 1 (election of directors), FOR Proposal No. 2 (ratification of the Board’s selection of PricewaterhouseCoopers, LLP, as 7-Eleven, Inc.’s independent auditors for 2004) and FOR Proposal No. 3 (approval of the 7-Eleven, Inc. Annual Performance Incentive Plan). The proxy holders will use their discretion with respect to any other matter that is properly brought before the meeting, as referred to in Item No. 4.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE).